UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

GLOBE SPECIALTY METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34420	20-2055624
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

 (Address of principal executive offices and Zip Code)

(212) 798-8100

 (Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 20, 2013, Malcolm Appelbaum and Globe Specialty Metals, Inc. (the “Company”) reached an agreement (“Agreement”) whereby Mr. Appelbaum will depart as Chief Financial Officer by the later of August 31, 2013 or the date that the Company’s Annual Report on Form 10-K for the fiscal year ending June 30, 2013 is filed with the Securities and Exchange Commission and attendant investor calls are completed (the “Cessation Date”). The Company has retained Heidrick and Struggles to conduct a search for a successor Chief Financial Officer.

Between the date of the Agreement and the date that Mr. Appelbaum ceases employment (the “Transition Period”), he will continue to perform his current duties as Chief Financial Officer.

Through the Cessation Date, the Company will continue to pay Mr. Appelbaum his base salary at the rate in effect as of December 31, 2012 and provide him with certain benefits in which he participated as of December 31, 2012. He will not be entitled to any cash bonus or performance payment with respect to the period after December 31, 2012 or award under the Company’s Long-Term Incentive Plan (the “LTIP”) with respect to the period after December 31, 2012. The Company will pay Mr. Appelbaum his 2012 award under the LTIP in accordance with the terms of the plan. Mr. Appelbaum’s outstanding options will continue in accordance with their existing terms. His awards of RSU’s will continue to vest and to settle in accordance with their existing terms. The timing and settlement of the RSUs are subject to Section 409A of the Internal Revenue Code.

During the Transition Period and for a period of two years thereafter, Mr. Appelbaum has agreed not to, directly or indirectly, engage in any business that competes with the Company, solicit any employee to terminate their employment with the Company, hire any person who was an employee of the Company, or divert the business or patronage of any of customers of the Company.

The foregoing arrangements are set forth in the Agreement, and the above description is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.

Dated: March 20, 2013	By:	/s/ Stephen Lebowitz
Stephen Lebowitz
Chief Legal Officer